Exhibit 99.1                                               For immediate release

  COMPETITIVE TECHNOLOGIES RAISING CAPITAL TO ACCELERATE CALMARE  PAIN THERAPY
                                TREATMENT SALES

FAIRFIELD, CT - (JUNE 2, 2010) - COMPETITIVE TECHNOLOGIES, INC. (NYSE AMEX: CTT) today announced that it has signed an agreement to raise over $5 million by selling 2 million shares of equity to Crisnic Fund, S.A. based on a 15% discount from the volume weighted average price on the date the SEC declares the registration effective, as detailed in the 8-K being filed today. The funds raised will provide financing for CTT to more aggressively sell its innovative Calmare Pain Therapy Treatment, which treats chronic neuropathic and oncologic pain, both in the U.S. and internationally.

"Our Calmare Pain Therapy Treatment sales have been increasing each quarter, and we expect sales to grow more rapidly as doctors and their patients observe the growing body of evidence-based research that shows Calmare successfully treats the various types of oncologic and neuropathic pain suffered by millions of patients worldwide, including 75 million Americans who suffer from chronic pain. Evidence shows Calmare pain therapy effectively treats chronic cancer pain (CCP) and is the only highly effective treatment for chemotherapy-induced peripheral neuropathy (CIPN) without harmful, adverse side effects," said John B. Nano, CTT's Chairman, President and CEO. "Providing this new, non-invasive way to treat pain other than prescribing opioids such as morphine continues to be a key focus of our mission to improve the quality of life for patients. We expect to revolutionize how chronic pain is treated globally."

Calmare is being used to treat international patients in Italy, India, Greece, Bangladesh, and U.S. patients at clinics in Massachusetts, New York, Virginia, Florida, Connecticut and Rhode Island. In addition to treating pain associated with cancer and cancer treatments, the Calmare device also successfully treats chronic neuropathic pain resulting from shingles, failed back surgery, phantom limb syndrome, sciatica, spinal stenosis and other maladies.

The non-invasive Calmare pain therapy device uses the biophysical "Scrambler Therapy" technology, which was developed in Italy by CTT's client, Professor Giuseppe Marineo. CTT's partner, GEOMC Co. Ltd. of Seoul, Korea is currently manufacturing the Calmare device, which has U.S. FDA clearance and European Union CE Mark clearance for sales. For more information on the device, visit visit www.calmarett.com.

ABOUT  CRISNIC  FUND,  S.A.

Crisnic Fund, S.A., is a private equity group dedicated to micro-cap companies. The Crisnic Fund acts as the underwriter for indirect primary offerings for U.S.-based publicly traded companies in the small capitalization marketplace. For more information, visit www.crisnicfund.com.

ABOUT COMPETITIVE TECHNOLOGIES, INC.

Competitive Technologies, established in 1968, provides distribution, patent and technology transfer, sales and licensing services focused on the needs of its customers and matching those requirements with commercially viable product or technology solutions. CTT is a global leader in identifying, developing and commercializing innovative products and technologies in life, electronic, nano, and physical sciences developed by universities, companies and inventors. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: www.competitivetech.net

Statements made about our future expectations are forward-looking statements and subject to risks and uncertainties as described in our most recent Annual Report on Form 10-K for the year ended July 31, 2009, filed with the SEC on October 27, 2009, and other filings with the SEC, and are subject to change at any time.
Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:  Johnnie D. Johnson, IR Services, LLC, Tel: 860.434.2465,
Email: jdjohnson@corpirservices.com